January 11, 2019

Neuberger Berman Advisers Management Trust
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:
We have acted as counsel to Neuberger Berman Advisers Management Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about January 11, 2019, registering the Class I and Class S shares of beneficial interest in the series of the Trust listed as the “Surviving Portfolio” in Schedule A to this opinion letter (the “Shares”) to be issued pursuant to a Plan of Reorganization and Dissolution dated December 13, 2018 (the “Reorganization Plan”), adopted by the Trust on behalf of the Surviving Portfolio and each series of the Trust listed as a “Merging Portfolio” in Schedule A, under the Securities Act of 1933, as amended (the “Securities Act”).

The Reorganization Plan provides that each reorganization will consist of (1) the transfer of all of a Merging Portfolio’s assets to the Surviving Portfolio in exchange solely for shares in the Surviving Portfolio and the Surviving Portfolio’s assumption of all of that Merging Portfolio’s liabilities; (2) the distribution of the Shares pro rata to that Merging Portfolio’s shareholders in exchange for their shares therein and in complete liquidation thereof (for federal tax purposes); and (3) that Merging Portfolio’s dissolution under Delaware law.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the relevant portions of the combined prospectus and information statement, including the Reorganization Plan attached as Appendix A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Prospectus”);

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and
(iii)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment of the Surviving Portfolio and the Shares of each

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class, and the authorization for issuance and delivery of the Shares pursuant to the Reorganization Plan.
We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to a Merging Portfolio in accordance with the terms and conditions of the Reorganization Plan, will be validly issued, and (2) the shareholders of the Merging Portfolio receiving the Shares in exchange for their shares of the Merging Portfolio and in complete liquidation of the Merging Portfolio as provided by the Reorganization Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.
This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ K&L Gates LLP

Schedule A

Schedule A to
Opinion Letter of K&L Gates LLP
 dated January 11, 2019

Merging Portfolio	Surviving Portfolio
Guardian Portfolio - Class I	Sustainable Equity Portfolio - Class I
Guardian Portfolio - Class S	Sustainable Equity Portfolio - Class S
Large Cap Value Portfolio - Class I	Sustainable Equity Portfolio - Class I